EXHIBIT 99.1

Aerojet Rocketdyne Holdings, Inc. Reports 2021 Fourth Quarter and Annual Results

Record fourth quarter and full year sales of $590 million and $2,188 million, respectively
$6.8 billion backlog greater than 3x annual sales
2021 Adjusted EBITDAP increased 10% and 2021 EBITDAP margin increased 60 basis points over the prior year

EL SEGUNDO, Calif., Feb. 18, 2022 (GLOBE NEWSWIRE) -- Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD) (the “Company”) today reported results for the fourth quarter and year ended December 31, 2021.

Financial Overview

	Three months ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(In millions, except percentage and per share amounts)

Net sales	$589.7	$556.5	$2,188.0	$2,072.7
Net income	38.0	35.4	143.7	137.7
Net income as a percentage of net sales	6.4%	6.4%	6.6%	6.6%
Adjusted Net Income (Non-GAAP measure*)	35.5	38.8	161.6	138.4
Adjusted Net Income (Non-GAAP measure*) as a percentage of net sales	6.0%	7.0%	7.4%	6.7%
Earnings Per Share (“EPS”) - Diluted	0.46	0.43	1.75	1.66
Adjusted EPS (Non-GAAP measure*)	0.43	0.47	1.97	1.67
Adjusted EBITDAP (Non-GAAP measure*)	70.9	69.0	298.5	270.2
Adjusted EBITDAP (Non-GAAP measure*) as a percentage of net sales	12.0%	12.4%	13.6%	13.0%
Cash provided by operating activities	104.2	225.2	199.6	363.8
Free cash flow (Non-GAAP measure*)	84.2	201.6	162.3	309.2

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* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States (“GAAP”). A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

Aerojet Rocketdyne Holdings, Inc. reported a record high in quarterly sales of $590 million and full year sales of $2,188 million, both of which represent a 6% increase over the prior year. The Company’s large, multi-year awards continue to drive growth and created a $6.8 billion backlog that stands at more than three times annual sales. These programs provide long-term visibility on revenue growth and continued enhanced operating leverage. Adjusted EBITDAP margins were 12.0% for the quarter and 13.6% for the full year, up 60bps since 2020 and strong free cash flow generation of $84 million in the quarter drove full year free cash flow of $162 million, exceeding management’s goal of 100% of net income.

“We finished the year strong, closing out a year of great performance with another record quarter. We achieved a record high in quarterly and annual sales in the fourth quarter and full year 2021, and have seen top line growth every year since the acquisition of Rocketdyne in 2013,” said Eileen P. Drake, CEO and President of Aerojet Rocketdyne Holdings, Inc. “We are confident in our strategic plan and future performance and are poised to deliver substantial value to our shareholders driven by our continued leadership in key space exploration and defense growth markets, including advancing hypersonics and strategic, tactical and missile defense systems,” added Drake.

Fourth quarter of 2021 compared with fourth quarter of 2020

The increase in net sales was primarily driven by the Patriot Advanced Capability-3 and Ground Based Strategic Deterrent (“GBSD”) programs partially offset by declines on the Terminal High Altitude Area Defense (“THAAD”) and Standard Missile programs.

Net income was comparable with the prior year period. The Company had $1.1 million of net unfavorable changes in contract estimates on net income in the current period compared with $18.5 million of net favorable changes in the fourth quarter of 2020.

2021 compared with 2020

The increase in net sales was primarily driven by the GBSD and Army Tactical Missile Systems programs partially offset by declines on the THAAD and RS-68 programs.

The increase in net income was impacted by the following (i) lower stock-based compensation as a result of changes in the fair value of the stock appreciation rights; (ii) lower interest expense; and (iii) lower amortization expense. These factors were partially offset by (i) higher Merger related costs in the current period (see discussion below) and (ii) loss on settlement of debt (see discussion below). The Company had $23.0 million of net favorable changes in contract estimates on net income in 2021 compared with net favorable changes of $34.5 million in 2020.

Backlog

As of December 31, 2021, the Company's total remaining performance obligations, also referred to as backlog, totaled $6.8 billion. The Company expects to recognize approximately 34%, or $2.3 billion, of the remaining performance obligations as sales over the next twelve months. A summary of the Company's backlog is as follows:

	As of December 31,
	2021	2020

	(In billions)
Funded backlog	$3.1	$3.0
Unfunded backlog	3.7	3.7
Total backlog	$6.8	$6.7

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company's control.

Terminated Merger Agreement

On December 20, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lockheed Martin Corporation (“Lockheed Martin”) and Mizar Sub, Inc., a wholly-owned subsidiary of Lockheed Martin (“Merger Sub”), pursuant to which each share of common stock of the Company would have been automatically converted into the right to receive cash in an amount equal to $51.00 per share, adjusted from $56.00 following the payment of a one-time cash dividend of $5.00 per share paid in March 2021 and the Company would have become a wholly-owned subsidiary of Lockheed Martin (the “Merger”).

On January 25, 2022, the Federal Trade Commission (“FTC”) filed a complaint against the Company and Lockheed Martin in the FTC’s administrative court and a complaint in U.S. federal court seeking a preliminary injunction to stop the deal pending an administrative trial (the “FTC Litigation”). On February 13, 2022, Lockheed Martin notified the Company that it had elected to terminate the Merger Agreement. On February 14, 2022, pursuant to the parties’ joint motion, the administrative complaint and the U.S. federal court complaint were dismissed.

In 2021, the Company recorded $18.9 million of costs associated with the Merger. The components of the Merger costs are as follows (in millions):

Legal	$12.9
Internal labor	4.9
Consulting and other professional costs	1.1
$18.9

2¼% Notes

In 2021, the Company settled $154.1 million of its 2¼% Notes as a result of receiving conversion notices from the noteholders. The principal amount of $154.1 million was settled in cash and the conversion premium was settled in 2.9 million common shares. The Company incurred a pre-tax charge of $10.5 million in 2021, associated with the settlement of the 2¼% Notes.

Retirement Benefit Plans

The Company’s tax-qualified pension plan assets were as follows:

	As of December 31,
	2021	2020

	(In millions)
Tax-qualified pension plan assets	$1,005.0	$957.0

As of December 31, 2021, the Company’s unfunded pension obligation for the tax-qualified pension plan was $255.9 million. The changes in the pension obligation for the tax-qualified pension plan were as follows (in millions):

Balance as of December 31, 2020	$405.2
Interest costs	33.0
Gain on assets (1)	(135.7)
Company contributions	(17.3)
Discount rate increase (2)	(46.4)
Other, net	17.1
Balance as of December 31, 2021	$255.9

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(1) The Company's effective rate of return on plan assets was 15.0% during 2021.
(2) The market interest rate used to determine the Company's pension obligation was 2.90% as of December 31, 2021, compared with 2.52% as of December 31, 2020.

The American Rescue Plan Act of 2021 (“ARPA”) that was signed into law on March 11, 2021, provided funding relief to sponsors of defined benefit pension plans. In line with provisions of ARPA, the Company expects to make cash contributions of approximately $15 million to its tax-qualified defined benefit pension plan in 2022. The Company is generally able to recover contributions related to its tax-qualified defined benefit pension plan as allowable costs on its U.S. government contracts, but there are differences between when the Company contributes to its tax-qualified defined benefit pension plan under pension funding rules and when it is recoverable under Cost Accounting Standards (“CAS”). The Company estimates the CAS recoverable amounts related to the Company's retirement benefits plans to be approximately $38 million in 2022.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  effects of the termination of the proposed merger with Lockheed Martin;
  the continuity of the Company's Board of Directors and management and their strategic oversight;
  reductions, delays or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  failure of the Company's subcontractors or suppliers to perform their contractual obligations;
  loss of key qualified suppliers of technologies, components, and materials;
  the release, unplanned ignition, explosion, or improper handling of dangerous materials used in the Company's businesses;
  risks inherent to the real estate market;
  the COVID-19 pandemic and its impact on economic and other conditions worldwide, including global spending, sourcing and the business operations of the Company and its customers and suppliers, among others;
  actions taken by governments, businesses and individuals in response to the COVID-19 pandemic, including mandated vaccinations;
  cost overruns on the Company's contracts that require the Company to absorb excess costs;
  failure of the Company's information technology infrastructure, including a successful cyber-attack, accident, unsuccessful outsourcing of certain information technology and cyber security functions, or security breach that could result in disruptions to the Company's operations;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;
  changes in estimates related to contract accounting;
  the funded status of the Company's defined benefit pension plan and the Company's obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  the substantial amount of debt that places significant demands on the Company's cash resources and could limit the Company's ability to borrow additional funds or expand its operations;
  the Company's ability to comply with the financial and other covenants contained in the Company's debt agreements;
  changes in LIBOR reporting practices or the method by which LIBOR is determined;
  failure to secure contracts;
  costs and time commitment related to potential and/or actual acquisition activities may exceed expectations;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure of the Company's information technology infrastructure or failure to perform by the Company's third party service providers;
  product failures, schedule delays or other problems with existing or new products and systems;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company's current and former businesses and operations including the inability to protect or enforce previously executed environmental agreements;
  reductions in the amount recoverable from environmental claims;
  significant risk exposures and potential liabilities that are inadequately covered by insurance;
  limitations associated with our stockholders' ability to obtain favorable judgement from the Court of Chancery in the State of Delaware;
  business disruptions to the extent not covered by insurance;
  changes or clarifications to current tax law or procedural guidance could adversely impact the Company’s tax liabilities and effective tax rate;
  exposures and uncertainties related to claims and litigation;
  effects of changes in discount rates and actuarial estimates, actual returns on plan assets, and government regulations on defined benefit pension plans;
  inability to protect the Company's patents and proprietary rights; and
  those risks detailed in the Company's reports filed with the SEC.

About Aerojet Rocketdyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc., headquartered in El Segundo, California, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the Company’s excess real estate assets. More information can be obtained by visiting the Company’s websites at www.rocket.com or www.aerojetrocketdyne.com.

Contact information:
Investors: Kelly Anderson, investor relations 310.252.8155

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statement of Operations
	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020

	(In millions, except per share amounts)
Net sales	$589.7	$556.5	$2,188.0	$2,072.7
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	489.5	449.6	1,800.1	1,701.3
Selling, general and administrative expense	18.2	25.1	46.0	56.1
Depreciation and amortization	17.0	15.6	61.4	65.3
Other (income) expense, net:	(0.5)	8.2	23.5	9.4
Total operating costs and expenses	524.2	498.5	1,931.0	1,832.1
Operating income	65.5	58.0	257.0	240.6
Non-operating:
Retirement benefits expense	8.5	9.2	33.9	36.6
Loss on debt	—	—	10.5	—
Interest income	(1.0)	(1.6)	(2.5)	(6.3)
Interest expense	5.0	7.1	20.1	30.1
Total non-operating expense, net	12.5	14.7	62.0	60.4
Income before income taxes	53.0	43.3	195.0	180.2
Income tax provision	15.0	7.9	51.3	42.5
Net income	$38.0	$35.4	$143.7	$137.7
Earnings per share of common stock
Basic earnings per share	$0.47	$0.46	$1.80	$1.76
Diluted earnings per share	$0.46	$0.43	$1.75	$1.66
Weighted average shares of common stock outstanding, basic	80.1	76.8	79.2	77.4
Weighted average shares of common stock outstanding, diluted	82.4	80.9	81.7	81.9

Aerojet Rocketdyne Holdings, Inc.
Unaudited Operating Segment Information
	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020

	(In millions)
Net Sales:
Aerospace and Defense	$583.1	$556.0	$2,179.3	$2,069.4
Real Estate	6.6	0.5	8.7	3.3
Total Net Sales	$589.7	$556.5	$2,188.0	$2,072.7
Segment Performance:
Aerospace and Defense	$69.0	$79.8	$282.3	$264.2
Environmental remediation provision adjustments	(0.6)	(1.0)	(3.8)	(2.7)
GAAP/CAS retirement benefits expense difference	2.9	3.6	11.5	14.7
Unusual items	3.4	1.2	(4.1)	(0.6)
Aerospace and Defense Total	74.7	83.6	285.9	275.6
Real Estate	3.6	(0.4)	2.9	(1.8)
Total Segment Performance	$78.3	$83.2	$288.8	$273.8
Reconciliation of segment performance to income before income taxes:
Segment performance	$78.3	$83.2	$288.8	$273.8
Interest expense	(5.0)	(7.1)	(20.1)	(30.1)
Interest income	1.0	1.6	2.5	6.3
Stock-based compensation expense	(10.1)	(18.2)	(20.7)	(31.4)
Corporate retirement benefits expense	(1.7)	(1.9)	(6.6)	(7.5)
Corporate and other	(8.0)	(6.8)	(23.6)	(23.4)
Unusual items	(1.5)	(7.5)	(25.3)	(7.5)
Income before income taxes	$53.0	$43.3	$195.0	$180.2

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales less applicable costs, expenses and provisions for unusual items relating to the segment. Excluded from segment performance are: corporate income and expenses, interest expense, interest income, income taxes, and unusual items not related to the segment. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance.

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheet
	As of December 31,
	2021	2020

	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$700.4	$1,149.5
Restricted cash	3.0	3.0
Marketable securities	10.6	7.0
Accounts receivable	60.6	75.6
Contract assets	354.2	288.6
Other current assets	107.8	136.5
Total Current Assets	1,236.6	1,660.2
Noncurrent Assets
Right-of-use assets	52.6	46.8
Property, plant and equipment, net	421.1	423.1
Recoverable environmental remediation costs	226.2	227.7
Deferred income taxes	57.5	81.1
Goodwill	161.4	161.4
Intangible assets	34.9	44.8
Other noncurrent assets	243.3	254.8
Total Noncurrent Assets	1,197.0	1,239.7
Total Assets	$2,433.6	$2,899.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$166.7	$299.9
Accounts payable	132.2	99.1
Reserves for environmental remediation costs	37.7	39.8
Contract liabilities	366.5	407.2
Other current liabilities	172.7	609.7
Total Current Liabilities	875.8	1,455.7
Noncurrent Liabilities
Long-term debt	294.6	324.4
Reserves for environmental remediation costs	258.7	260.8
Pension benefits	255.9	405.2
Operating lease liabilities	41.3	35.7
Other noncurrent liabilities	173.8	184.6
Total Noncurrent Liabilities	1,024.3	1,210.7
Total Liabilities	1,900.1	2,666.4
Commitments and contingencies
Stockholders’ Equity
Common stock	8.0	7.7
Other capital	599.0	583.0
Treasury stock at cost	(64.4)	(64.4)
Retained earnings (accumulated deficit)	91.9	(65.2)
Accumulated other comprehensive loss, net of income taxes	(101.0)	(227.6)
Total Stockholders’ Equity	533.5	233.5
Total Liabilities and Stockholders’ Equity	$2,433.6	$2,899.9

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
	Year Ended December 31,
	2021	2020

	(In millions)
Operating Activities
Net income	$143.7	$137.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61.4	65.3
Amortization of debt discount and deferred financing costs	5.9	9.9
Stock-based compensation	20.7	31.4
Retirement benefits, net	12.7	18.1
Loss on debt repurchased	10.5	—
Other, net	(1.7)	(0.4)
Changes in assets and liabilities:
Accounts receivable, net	15.0	36.9
Contract assets	(65.6)	(64.5)
Other current assets, net	28.8	9.2
Recoverable for environmental remediation costs	1.5	7.1
Other noncurrent assets	10.0	0.6
Accounts payable	24.3	(36.8)
Contract liabilities	(40.7)	144.9
Other current liabilities	7.6	(4.4)
Deferred income taxes	(18.0)	37.9
Reserves for environmental remediation costs	(4.2)	(8.6)
Other noncurrent liabilities and other	(12.3)	(20.5)
Net Cash Provided by Operating Activities	199.6	363.8
Investing Activities
Purchases of marketable securities	(1.9)	(31.7)
Sale of marketable securities	—	25.0
Other	—	0.3
Capital expenditures	(37.3)	(54.6)
Net Cash Used in Investing Activities	(39.2)	(61.0)
Financing Activities
Dividend payments	(428.8)	—
Debt repayments	(182.6)	(21.7)
Proceeds from shares issued under equity plans	7.7	7.5
Repurchase of shares for withholding taxes and option costs under employee equity plans	(5.8)	(20.0)
Purchase of treasury stock	—	(51.7)
Net Cash Used in Financing Activities	(609.5)	(85.9)
Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(449.1)	216.9
Cash, Cash Equivalents and Restricted Cash at Beginning of Year	1,152.5	935.6
Cash, Cash Equivalents and Restricted Cash at End of Year	$703.4	$1,152.5

Use of Unaudited Non-GAAP Financial Measures

Adjusted EBITDAP, Adjusted Net Income, and Adjusted EPS

The Company provides the Non-GAAP financial measures of its performance called Adjusted EBITDAP, Adjusted Net Income, and Adjusted EPS. The Company uses these metrics to measure its operating and total Company performance. The Company believes that for management and investors to effectively compare core performance from period to period, the metrics should exclude items that are not indicative of, or are unrelated to, results from the ongoing business operations such as retirement benefits (pension and postretirement benefits), significant non-cash expenses, the impacts of financing decisions on earnings, and items incurred outside the ordinary, ongoing and customary course of business. Accordingly, the Company defines Adjusted EBITDAP as GAAP net income adjusted to exclude interest expense, interest income, income taxes, depreciation and amortization, retirement benefits net of amounts that are recoverable under the Company's U.S. government contracts, and unusual items which the Company does not believe are reflective of such ordinary, ongoing and customary activities. Adjusted Net Income and Adjusted EPS exclude retirement benefits net of amounts that are recoverable under its U.S. government contracts and unusual items which the Company does not believe are reflective of such ordinary, ongoing and customary activities. Adjusted Net Income and Adjusted EPS do not represent, and should not be considered an alternative to, net income or diluted EPS as determined in accordance with GAAP.

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020

	(In millions, except per share and percentage amounts)
Net income	$38.0	$35.4	$143.7	$137.7
Interest expense	5.0	7.1	20.1	30.1
Interest income	(1.0)	(1.6)	(2.5)	(6.3)
Income tax provision	15.0	7.9	51.3	42.5
Depreciation and amortization	17.0	15.6	61.4	65.3
GAAP retirement benefits expense	8.5	9.2	33.9	36.6
CAS recoverable retirement benefits expense	(9.7)	(10.9)	(38.8)	(43.8)
Unusual items	(1.9)	6.3	29.4	8.1
Adjusted EBITDAP	$70.9	$69.0	$298.5	$270.2
Net income as a percentage of net sales	6.4%	6.4%	6.6%	6.6%
Adjusted EBITDAP as a percentage of net sales	12.0%	12.4%	13.6%	13.0%

Net income	$38.0	$35.4	$143.7	$137.7
GAAP retirement benefits expense	8.5	9.2	33.9	36.6
CAS recoverable retirement benefits expense	(9.7)	(10.9)	(38.8)	(43.8)
Unusual items	(1.9)	6.3	29.4	8.1
Income tax impact of adjustments (1)	0.6	(1.2)	(6.6)	(0.2)
Adjusted Net Income	$35.5	$38.8	$161.6	$138.4

Diluted EPS	$0.46	$0.43	$1.75	$1.66
Adjustments	(0.03)	0.04	0.22	0.01
Adjusted EPS	$0.43	$0.47	$1.97	$1.67

Diluted weighted average shares, as reported and as adjusted	82.4	80.9	81.7	81.9

_________

(1)         The income tax impact is calculated using the federal and state statutory rates in the corresponding period.

Free Cash Flow

The Company also provides the Non-GAAP financial measure of Free Cash Flow. Free Cash Flow is defined as cash flow from operating activities less capital expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flows from operations presented in accordance with GAAP. The Company uses Free Cash Flow, both in presenting its results to stakeholders and the investment community, and in the Company's internal evaluation and management of the business. Management believes that this financial measure is useful because it provides supplemental information to assist investors in viewing the business using the same tools that management uses to evaluate progress in achieving the Company's goals. The following table summarizes Free Cash Flow:

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020

	(In millions)
Cash provided by operating activities	$104.2	$225.2	$199.6	$363.8
Capital expenditures	(20.0)	(23.6)	(37.3)	(54.6)
Free cash flow	$84.2	$201.6	$162.3	$309.2

Because the Company's method for calculating these Non-GAAP measures may differ from other companies’ methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.